January 25, 2018

Glowpoint, Inc.
1776 Lincoln St., Suite 1300
Denver, CO 80203

Re:	0% Series C Convertible Preferred Stock of Glowpoint, Inc.

Ladies and Gentlemen:

We have acted as counsel to Glowpoint, Inc., a Delaware corporation, (the “Company”), in connection with the preparation and filing of a prospectus supplement dated January 22, 2018 (the “Prospectus Supplement”) to the prospectus dated January 28, 2016 (together, the “Prospectus”) relating to the offer and sale by the Company, pursuant to that certain Securities Purchase Agreement dated January 22, 2018 (the “Purchase Agreement”), by and among the Company and each purchaser identified on the signature pages thereto, of 1,750 shares (the “Shares”) of the Company’s 0% Series C Convertible Preferred Stock, par value $0.0001 per share, offered pursuant to the Prospectus. The Prospectus forms a part of the Company’s registration statement on Form S-3 (No. 333-209013) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be convertible into shares (the “Conversion Shares”) of the Company’s common stock, par value $0.0001 per share. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, both as currently in effect, and such other documents, corporate records and other instruments, have made such inquiries as to questions of fact of officers and representatives of the Company and have made such examinations of law as we have deemed necessary or appropriate for purposes of giving the opinions expressed below. We have also assumed (i) the filing of the Series C Certificate of Designation (as defined in the Purchase Agreement) with the Secretary of State of the State of Delaware and (ii) that, upon sale and delivery, certificates representing the Shares will have been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.
In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.
Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that:

Glowpoint, Inc.
January 25, 2018

(a)	The Shares, when issued, sold and delivered against payment of the purchase price therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

(b)
The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Shares and, when issued and delivered upon conversion of the Shares in accordance with the terms of the Shares, will be validly issued, fully paid and non-assessable, assuming that the Shares had been issued, sold and delivered against payment of the purchase price therefor in accordance with the terms of the Purchase Agreement.

This opinion letter is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Delaware, as amended” includes the statutory provisions contained therein, all applicable provisions of the rules and regulations underlying these provisions and reported judicial decisions interpreting these laws.
The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.
We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement, to the use of our name in the Registration Statement (including the Prospectus) under the caption “Legal Matters,” and to the discussion of this opinion under such caption. By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.
Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

ARNOLD & PORTER KAYE SCHOLER LLP